Exhibit 10.6

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of February 20, 2018, is entered into by and among QUALCOMM RIVER HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of The Netherlands (“Buyer”), and the undersigned shareholders of NXP SEMICONDUCTORS N.V., a public limited liability company (naamloze vennootschap) organized under the Laws of The Netherlands (the “Company”) set forth on Schedule A hereto (each, a “Shareholder”).  All terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement and the Purchase Agreement Amendment (each as defined below), in each case as of the date hereof.

WHEREAS, as of the date hereof, each Shareholder is the owner of the number of Shares set forth opposite the Shareholder’s name on Schedule A (all such Shares set forth on Schedule A next to the Shareholder’s name, together with any Shares that are hereafter issued to or that ownership of is otherwise directly or indirectly acquired by the Shareholder prior to the termination of this Agreement, including for the avoidance of doubt any Shares acquired by the Shareholder upon the conversion of any securities convertible into Shares after the date hereof, (but excluding, for the avoidance of doubt, any Shares that may be deemed to be beneficially owned because they are the subject of an option or other derivatives contract, but are not capable of being voted or tendered by Shareholder) being referred to herein as the “Subject Shares”);

WHEREAS, Buyer and the Company previously entered into the Purchase Agreement, dated as of October 27, 2016 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Purchase Agreement”), pursuant to which, among other things, (a) Buyer has commenced a tender offer to purchase any and all of the outstanding Shares and (b) following the closing of the Subsequent Offering Period (as it may be extended by the Minority Exit Offering Period), it is Buyer’s intent to effectuate, and to cause the Company to effectuate, the Post-Offer Reorganization, in each case, upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, concurrent with the execution of this Agreement, Buyer and the Company are entering into an amendment to the Purchase Agreement (the “Purchase Agreement Amendment”), a copy of which has been previously provided to Shareholder, so as to, among other things, increase the Offer Consideration from $110.00 per Share in cash to $127.50 per Share in cash; and

WHEREAS, as a condition to its willingness to enter into the Purchase Agreement Amendment, and as an inducement and consideration for Buyer to enter into the Purchase Agreement Amendment, each Shareholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
 AGREEMENT TO TENDER AND VOTE

1.1          Agreement to Tender.

(a)           Subject to the terms of this Agreement, each Shareholder agrees to tender or cause to be tendered in the Offer all of its Subject Shares pursuant to and in accordance with the terms of the Offer, free and clear of all Share Liens (as defined below) except for Permitted Share Liens.  Without limiting the generality of the foregoing, but subject to the terms of this Agreement, no later than the later of (I) two (2) Business Days following Shareholders’ receipt of written notice from Buyer (a “Buyer Notice”) that (x) all Offer Conditions, other than the Minimum Condition and those conditions that by their nature are to be satisfied in connection with the Closing, have been satisfied and (y) it is Buyer’s expectation to cause the Acceptance Time to occur promptly following the then-current Expiration Time and (II) five (5) Business Days prior to the Expiration Time, each Shareholder shall deliver or cause to be delivered to the depositary designated in the Offer pursuant to the terms of the Offer (i) a letter of transmittal with respect to all of such Shareholder’s Subject Shares complying with the terms of the Offer, (ii) written instructions to such Shareholder’s broker, dealer, commercial bank, trust company or other nominee that such Subject Shares be tendered, including a reference to this Agreement, and requesting delivery of an “agent’s message” (or such other evidence, if any, of transfer as the depository for the Offer may reasonably request) and (iii) all other documents or instruments required to be delivered by all other Company shareholders tendering into the Offer pursuant to the terms of the Offer.  Each Shareholder agrees that, once any of its Subject Shares are tendered, such Shareholder will not withdraw and will cause not to be withdrawn such Subject Shares from the Offer unless and until this Agreement shall have been validly terminated in accordance with Section 5.2; provided, that Shareholder may withdraw its Subject Shares in the event the then-current Expiration Date is extended in accordance with the Purchase Agreement for a period of more than five (5) Business Days so long as such Subject Shares are delivered no less than the later of (x) two (2) Business Days following Shareholders’ receipt of a new Buyer Notice and (y) five (5) Business Days prior to the Expiration Time.

(b)           If the Offer is terminated or withdrawn by Buyer, or the Purchase Agreement is validly terminated prior to the Acceptance Time in accordance with its terms, Buyer shall promptly return, and shall cause the depository for the Offer to return, all tendered Shares to the registered holders of such tendered Shares (and in connection with the foregoing, Buyer shall direct the depository to promptly return such tendered Shares).

1.2          Voting of Subject Shares.  Subject to the terms of this Agreement, each Shareholder hereby irrevocably and unconditionally agrees that, during the time this Agreement is in effect, at any annual or extraordinary general meeting of the shareholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the shareholders of the Company, such Shareholder shall, in each case to the fullest extent that its Subject Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all such Subject Shares to be counted as present thereat for purposes of determining a quorum, and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) a written consent with respect to, all of its Subject Shares (i) in favor of any proposal recommended by the Company Board that is intended to facilitate the consummation of the Transactions, (ii) against any action or agreement that would reasonably be expected to (A) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Purchase Agreement or the Purchase Agreement Amendment, or of such Shareholder contained in this Agreement, or (B) result in any of the conditions set forth in Annex I of the Purchase Agreement not being satisfied on or before the End Date, and (iii) against any Alternative Acquisition Proposal (or any proposal relating to an Alternative Acquisition Proposal) and against any other proposed action, agreement or transaction involving the Company that would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the Offer or the other Transactions, including (x) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company (other than the Offer or the other Transactions), (y) a sale, lease, license or transfer of a material amount of assets (including, for the avoidance of doubt, Company Intellectual Property Rights and capital stock of Subsidiaries of the Company) of the Company or any reorganization, recapitalization or liquidation of the Company or (z) any change in the present authorized capitalization of the Company or any amendment or other change to the Company Organizational Documents.  Each Shareholder shall retain at all times the right to vote its Subject Shares in such Shareholder’s sole discretion, and without any other limitation, on any matters that are at any time or from time to time presented for consideration to the Company’s shareholder generally.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Each Shareholder represents and warrants, severally and not jointly, to Buyer that:

2.1          Authorization; Binding Agreement.  Such Shareholder is duly organized and validly existing in good standing under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Shareholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Shareholder, and such Shareholder has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by Buyer, constitutes a valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

2.2          Non-Contravention.  Neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any provisions herein will (a)  violate, contravene or conflict with, or result in a breach of any provision of, the certificate of incorporation or bylaws (or other similar governing documents) of such Shareholder, (b) require any consent, approval, authorization, declaration or permit of, action by, filing with or notification to, any Governmental Authority on the part of such Shareholder, except for the filing of such reports as may be required under Section 13(d) and Section 14(d) of the 1934 Act in connection with this Agreement and the transactions contemplated hereby, (c) violate, contravene or conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of its Subject Shares are bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Share Lien (as defined below) of any kind on any asset of such Shareholder (other than one created by Buyer or otherwise pursuant to this Agreement) or (e) violate, contravene or conflict with any Law or Order applicable to such Shareholder or by which any of its Subject Shares are bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair, impede, delay or frustrate the ability of such Shareholder to perform such Shareholder’s obligations hereunder on a timely basis.

2.3          Ownership of Subject Shares; Total Shares.  Such Shareholder is the direct or indirect owner of all such Shareholder’s Subject Shares, has the right to vote and tender or cause the voting or tendering of such Subject Shares as contemplated hereby, and has, directly or indirectly, good and marketable title to all such Subject Shares free and clear of any Liens, proxies, voting trusts or agreements, options or rights, understandings or arrangements inconsistent with this Agreement or the transactions contemplated hereby, or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a shareholder in respect of such Subject Shares (collectively, “Share Liens”), except for any such Share Lien that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under the 1933 Act or any state securities Law, (iii) collateral and rehypothecation arrangements with prime brokers in margin accounts; and (iv) any Share Liens that could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform fully its obligations hereunder with respect to the applicable Subject Shares on a timely basis (collectively, “Permitted Share Liens”). The Shares listed on Schedule A opposite such Shareholder’s name constitute all of the Shares owned by such Shareholder as of the date hereof, and such Shareholder and its Affiliates do not own any rights to acquire Shares or any securities convertible into or exchangeable for Shares.

2.4          Voting Power.  Such Shareholder has voting power with respect to all such Shareholder’s Subject Shares, and power of disposition, power to issue instructions with respect to the matters set forth in Article I and Article IV, power to demand or waive any appraisal rights with respect to the Subject Shares and power to agree to all of the matters set forth in this Agreement, in each case with respect to all such Shareholder’s Subject Shares.

2.5          Reliance.  Such Shareholder understands and acknowledges that Buyer is entering into the Purchase Agreement Amendment in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

2.6          Absence of Litigation.  With respect to such Shareholder, as of the date hereof, there is no Action pending against, or, to the knowledge of such Shareholder, threatened against such Shareholder or any of such Shareholder’s properties or assets (including any Subject Shares) before or by any Governmental Authority that would reasonably be expected to prevent, delay or impair the consummation by such Shareholder of the transactions contemplated by this Agreement or otherwise impair such Shareholder’s ability to perform its obligations hereunder.

2.7          Brokers.  No broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission from the Buyer, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Shareholders that:

3.1          Organization and Qualification.  Buyer is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization.

3.2          Authority for this Agreement.  Buyer has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer has been duly and validly authorized by all necessary entity action on the part of Buyer, and no other entity proceedings on the part of Buyer are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by each of the Shareholders, constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

ARTICLE IV
ADDITIONAL COVENANTS OF THE SHAREHOLDERS AND BUYER

Each Shareholder hereby covenants and agrees that until the termination of this Agreement:

4.1          No Transfer; No Inconsistent Arrangements.  Except as provided hereunder, during the time this Agreement is in effect, such Shareholder shall not, directly or indirectly, (a) create or permit to exist any Share Lien, other than Permitted Share Liens, on any of such Shareholder’s Subject Shares, (b) transfer, sell, assign gift or otherwise dispose of (including, for the avoidance of doubt, by depositing, submitting or otherwise tendering any such Subject Shares into any tender or exchange offer (other than the Offer)), (collectively, “Transfer”), any of such Shareholder’s Subject Shares, (or consent to any of the foregoing); provided that either Shareholder shall be permitted to Transfer any Subject Shares to the other Shareholder, so long as such Subject Shares continue to be Subject Shares hereunder, (c) enter into any pledging or hedging Contract, derivative arrangement, option or other Contract (including profit sharing agreement) that would prevent Shareholder from delivering the Subject Shares into the Offer or from voting the Subject Shares, in each case, in accordance herewith, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any such Shareholder’s Subject Shares, (e) deposit or permit the deposit of any of such Shareholder’s Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of such Shareholder’s Subject Shares or (f) take or permit any other action that would prevent the performance of such Shareholder’s obligations hereunder or otherwise make any representation or warranty of such Shareholder herein untrue or incorrect.

Any action taken in violation of the foregoing sentence shall be null and void ab initio; provided that the Transfer restrictions set forth in Section 4.1(b) shall terminate as of 11:59 p.m. (New York City time) on April 25, 2018 (the “Transfer Restriction Cut-Off Time”); it being understood that all Subject Shares not Transferred in accordance with this Agreement after the Transfer Restriction Cut-Off Time shall continue to be subject to all of the restrictions applicable to Subject Shares set forth in this Agreement, including under Article I and this Section 4.1, except for the restrictions set forth in Section 4.1(b).  If any involuntary Transfer of any of such Shareholder’s Subject Shares shall occur (including a sale by such Shareholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, obligations, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.  Notwithstanding anything in this Agreement to the contrary, until the termination of this Agreement, such Shareholder shall not, directly or indirectly, accept any tender offer or exchange offer that constitutes an Alternative Acquisition Proposal and shall not tender any Subject Shares in any such tender offer or exchange offer. Nothing in this Agreement shall prohibit any pledging or hedging or entering into any Contract, derivative arrangement, option or other Contract (including profit sharing agreement) that will not prevent Shareholder from delivering the Subject Shares into the Offer or from voting the Subject Shares, in each case, in accordance herewith.  Notwithstanding the foregoing, such Stockholder may make Transfers of its Subject Shares as Buyer may agree in writing in its sole discretion.

4.2          Documentation and Information.  Such Shareholder shall not, and shall cause its Affiliates and its and their respective directors, officers and employees not to, and such Shareholder shall, and shall cause its Affiliates to, use their reasonable best efforts to cause its and their respective Representatives not to, make any press release, public announcement or other communication to any Third Party regarding this Agreement and the transactions contemplated hereby or the Purchase Agreement and the Transactions without the prior written consent of Buyer, except (a) as such Shareholder reasonably determines (based on the advice of its legal counsel, which may be in-house counsel) is required to be disclosed by applicable Law (provided that reasonable notice of any such disclosure will be provided to Buyer to the extent legally permissible and reasonably practicable), including any filings with the SEC pursuant to the 1934 Act, or (b) for any such announcement that is supportive of the Transactions and not inconsistent with any press release issued by Buyer or the Company in connection with or relating to the Purchase Agreement Amendment, the Offer and the Transactions.  Such Shareholder (i) consents to and authorizes the publication and disclosure by Buyer of such Shareholder’s identity and holdings of Subject Shares, the nature of such Shareholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information that Buyer reasonably determines upon the advice of counsel is required to be disclosed by applicable Law in any press release, the Offer Documents (in each case, including all schedules and documents filed with the SEC) or any other disclosure document in connection with the Offer, the Post-Offer Reorganization and the other Transactions (provided that notice of any such disclosure will be provided to such Shareholder to the extent reasonably practicable, the Shareholder will have a reasonable opportunity to provide comments on such disclosure, and Buyer shall incorporate any reasonable comments to the portions of any such disclosure that make reference to Shareholder’s identity and holdings as may be provided by such Shareholder), (ii) agrees to promptly give to Buyer and the Company any information in their reasonable possession or control they may reasonably require for the preparation of any such disclosure documents and (iii) agrees to promptly notify Buyer of any required corrections reasonably known to such Shareholder with respect to any information supplied by such Shareholder specifically for use in any such disclosure document, if and to the extent that any Shareholder reasonably knows such information shall have become false or misleading in any material respect.  Buyer agrees to promptly give to such Shareholder any information regarding Buyer that such Shareholder reasonably requires for the preparation of any documents that such Shareholder is required to file with the SEC in connection with the transactions contemplated hereby, including the filing of any Schedule 13D, Schedule 14D-9 or amendments thereto.

4.3          Adjustments.  In the event of a stock split, stock dividend or distribution, or any change in the Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in the transaction.

4.4          Waiver of Appraisal Rights. Such Shareholder hereby agrees to, and shall cause its Affiliates to, waive and not exercise any rights of appraisal, any dissenters’ rights or any similar rights relating to the Post-Offer Reorganization or any of the other Transactions that such Shareholder or any of its Affiliates may have by virtue of, or with respect to, any Subject Shares.

4.5          No Solicitation.  Such Shareholder shall not, and shall cause its Affiliates and its and their respective directors, officers and employees not to, and such Shareholder shall, and shall cause its Affiliates to, use their reasonable best efforts to cause its and their respective Representatives not to, and shall not publicly announce any intention to, directly or indirectly (a) solicit, initiate or knowingly facilitate, knowingly induce or encourage (including by providing information, cooperation or assistance) any inquiries or the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Alternative Acquisition Proposal, (b) other than informing Persons of the provisions contained in this Section 4.5, enter into, continue or otherwise participate in any discussions or negotiations regarding any Alternative Acquisition Proposal or (c) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other Contract (whether or not binding) with respect to an Alternative Acquisition Proposal.  Such Shareholder shall, and shall cause each of its Affiliates and its and their respective directors, officers and employees to, and shall direct each of the Representatives of the Company and its Affiliates to, immediately cease and cause to be terminated any and all existing discussions or negotiations with any Person conducted prior to the date of this Agreement.  Such Shareholder shall as promptly as practicable (and in any event within twenty-four (24) hours) notify Buyer of any Alternative Acquisition Proposal, or any request for information or inquiry that such Shareholder reasonably believes could lead to or contemplates an Alternative Acquisition Proposal, which notification shall include (i) a copy of the applicable written Alternative Acquisition Proposal, request or inquiry (or, if oral, the material terms and conditions of such Alternative Acquisition Proposal, request or inquiry)

(including in each case any subsequent material amendments or other material modifications thereto) and (ii) the identity of the third party making such Alternative Acquisition Proposal, request or inquiry.

4.6          Notice of Certain Events.  Such Shareholder shall notify Buyer of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any material breach of any of the representations and warranties of such Shareholder set forth in Article II.  Such Shareholder shall promptly notify Buyer of the number of any new Subject Shares acquired by such Shareholder, if any, after the date hereof; it being understood that any such shares shall be subject to the terms of this Agreement as though owned by such Shareholder on the date hereof.  Buyer shall notify such Shareholder of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of Buyer set forth in Article III.

4.7          Certain Other Agreements.  During the period from the date of this Agreement through the Closing Date, Buyer shall not, and shall cause Parent not to, enter into any additional, or modify (including by amendment, waiver or termination) any existing, agreements concerning the matters set forth herein with any existing or future shareholder in the Company that have the effect of establishing rights or otherwise benefiting such shareholder with respect to the matters set forth herein in a manner more favorable in any material respect than the rights and benefits established in favor of Shareholder under this Agreement, unless, in any such case, Buyer has agreed to amend this Agreement to provide Shareholder with such rights and benefits.

ARTICLE V
MISCELLANEOUS

5.1          Notices.  All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally or sent via electronic mail, (b) on the first (1st) Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing proof of delivery) or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid; provided that the notice or other communication is sent to the address or email address set forth (i) if to Buyer, to the address or email address set forth in Section 9.01 of the Purchase Agreement and (ii) if to the Shareholder, to the Shareholder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2          Termination.  This Agreement shall terminate automatically, without any notice or other action by any Person, upon the first to occur of (a) the termination of the Purchase Agreement in accordance with its terms, (b) the consummation of all of the Transactions, (c) upon mutual written consent of the parties to terminate this Agreement, (d) the date of any modification, waiver or amendment to the Purchase Agreement in a manner that decreases the Offer Consideration, changes the form of the Offer Consideration or otherwise would be adverse to Shareholders with respect to timing or certainty of the Closing or (e) upon any material breach of the terms of this Agreement by Buyer.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that

(w) nothing set forth in this Section 5.2 shall relieve any party from liability for any breach of this Agreement prior to termination hereof, (x) the provisions of this Article V shall survive any termination of this Agreement and (y) the provisions of Section 4.4 shall survive any termination of this Agreement in the event the Transactions have been consummated.

5.3          Amendment; Waiver; Third Party Beneficiary.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.  Any agreement on the part of a party to any extension or waiver with respect to this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The parties hereto expressly agree that the Company shall be a third party beneficiary of this Agreement and shall be entitled to enforce any power, right, privilege or remedy of Buyer hereunder.

5.4          Expenses.  All fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Offer or the other Transactions are consummated.

5.5          Entire Agreement.  This Agreement, together with Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to, the subject matter of this Agreement.

5.6          Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Buyer may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries or Affiliates controlled by Parent, but no such assignment shall relieve Buyer of any of its obligations under this Agreement.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

5.7          Specific Enforcement; Jurisdiction.  (a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in any court referred to in Section 5.7(b), without the necessity of proving the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without such right, none of the parties would have entered into this Agreement.

(b)           Each of the parties hereto hereby (a) irrevocably and unconditionally submits to the personal jurisdiction of the Chosen Courts, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, (c) agrees that any Actions arising in connection with or relating to this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts, (d) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum and (e) agrees that it will not bring any Action relating to this Agreement or the Transactions in any court other than the Chosen Courts.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby: (i) any claim that such party is not personally subject to the jurisdiction of the Chosen Courts as described herein for any reason; (ii) that it or its property is exempt or immune from jurisdiction of any such Chosen Court or from any legal process commenced in such courts (whether through service of process, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such Chosen Courts.

5.8          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.8

5.9          Governing Law.  This Agreement, and any Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles thereof.

5.10        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

5.11        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party.

5.12        Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Delivery of an executed counterpart of a signature page of this Agreement by portable document format (.pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

5.13        Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The meanings assigned to each term defined herein shall be equally applicable to both the singular and plural forms of such term, and words denoting any gender shall include all genders.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

5.14        Further Assurances.  Buyer and each Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their obligations under this Agreement.

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IN WITNESS WHEREOF, the parties are executing this Agreement as of the date first written above.

QUALCOMM RIVER HOLDINGS B.V.

By:	/s/ Edwin Denekamp
Name: Edwin Denekamp
Title: Managing Director A

QUALCOMM RIVER HOLDINGS B.V.

By:	/s/ Adam Schwenker
	Name:	Adam Schwenker
	Title:	Managing Director B

SHAREHOLDERS:

HBK MASTER FUND L.P.
by: HBK Services LLC, its investment adviser

By:	/s/ Jon L. Mosle III
Name: Jon L. Mosle III
Title: Authorized Signatory

c/o HBK Investments L.P.
2101 Cedar Springs Road, Suite 700
Dallas, Texas 75201
Attention: Jon L. Mosle
Email: legal@hbk.com

HBK MERGER STRATEGIES MASTER FUND L.P.
by: HBK Services LLC, its investment adviser

By:	/s/ Jon L. Mosle III
Name: Jon L. Mosle III
Title: Authorized Signatory

c/o HBK Investments L.P.
2101 Cedar Springs Road, Suite 700
Dallas, Texas 75201
Attention: Jon L. Mosle
Email: legal@hbk.com

Schedule A

Name of Shareholder	Number of Shares
HBK Master Fund L.P.	9,906,811
HBK Merger Strategies Master Fund L.P.	5,260,289